CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into as of July 1, 2010 by and between PDI, Inc., a Delaware corporation having an address at Morris Corporate Center 1, Building A, 300 Interpace Parkway, Parsippany, New Jersey 07054, (together with any subsidiaries or affiliates thereof, “PDI”), and John Patrick Dugan, residing at           (“Consultant”).

The parties agree as follows:

1.	DESCRIPTION OF SERVICES

Consultant shall provide consulting services to PDI, to include but not be limited to, corporate strategy, communications and general advice to the Chief Executive Officer and the Board of Directors, as requested from time to time (the “Services”).  Consultant will provide approximately two to three days per month of Services, in person or by telephone, as requested by the Chief Executive Officer or the members of the Board of Directors.  While Consultant’s presence at PDI’s headquarters may be required from time to time for specific purposes, Consultant is not required to maintain his principal office at PDI or to maintain specific office hours.  While working at a site other than PDI’s offices, Consultant will be responsible for providing his own supplies and office equipment.  Consultant represents and warrants that he has the skill, expertise, and experience to perform the Services in a professional, timely and competent manner and will perform the Services in accordance with all applicable laws.

2.	COMPENSATION; EXPENSES; AUTOMOBILE

(a)
In consideration of Consultant’s performance of the Services, PDI shall pay Consultant a retainer of Twelve Thousand Five Hundred Dollars ($12,500) per month for a period of thirty-six (36) months, subject to Section 5 below.  PDI shall make payments to Consultant, in arrears, on the first day of each month commencing August 1, 2010 and ending on the third anniversary thereof.

(b)
Any ordinary course of business expenses incurred by Consultant in the performance of the Services shall be deemed to be covered by and included in such monthly retainer; provided, however, that if the Chief Executive Officer of PDI requests Consultant in writing to incur any expenses which are not in the ordinary course of business, then PDI shall reimburse Consultant for the amount of actual expenses so incurred, as documented by receipts delivered to PDI within thirty (30) days after the end of the month in which such expenses were incurred.

(c)
As further consideration for Consultant’s performance of the Services, PDI shall purchase the                        currently leased by PDI and driven by Consultant, and shall have the title to such vehicle transferred to Consultant.  Consultant acknowledges and agrees that the value of such vehicle is approximately $33,000, and that upon delivery of such title, he will be responsible for all costs and expenses related to the operation, insurance, maintenance and ownership of such vehicle, and any taxes with respect to the value of such vehicle.

3.	INDEPENDENT CONTRACTOR

Consultant shall act as an independent contractor and not as an employee of PDI.  Neither Consultant nor PDI shall make any commitments or create any obligations in the name of the other. Consultant shall have no authority to bind PDI or assume any obligations or liabilities of any nature for or on behalf of PDI.  Consultant agrees to timely deposit all taxes required to be paid with respect to compensation earned by him for the performance of services for PDI, and will indemnify PDI from all claims, interest or penalties relating to taxes due with respect to the compensation provided by PDI to Consultant.  If requested, Consultant agrees to promptly complete and deliver to PDI an executed IRS Form 4669 (Statement of Payments Received) with respect to any amount payable hereunder.

4.	WORK FOR HIRE

Any reports, data, presentations, inventions, documents, products, services and ideas made or conceived by Consultant in connection with or during the performance of the Services for PDI and any proprietary rights relating thereto (including patents and trademarks and applications therefor) shall be the sole property of PDI.  The parties agree that the copyright and all other rights in and to all such copyrightable work created by Consultant for PDI under this Agreement shall belong completely and in all respects to PDI and that Consultant shall retain no rights in or to the same.  The parties further expressly agree that the aforementioned work will be considered “works for hire” for the benefit and exclusive ownership of PDI to the fullest extent permitted by law.

5.	TERM AND TERMINATION

(a)	This Agreement shall take effect on the date set forth in the first paragraph of this
Agreement, and shall continue in effect until the third anniversary of the date hereof, unless earlier terminated as set forth in this Section 5.

(b)	Consultant may terminate this Agreement upon not less than ten (10) days prior written notice to PDI at any time.

(c)
PDI may terminate this Agreement in the event that Consultant is in breach of his obligations hereunder, which shall mean that Consultant does not diligently and to the best of his abilities, and in furtherance of the business and activities of PDI, perform the Services contemplated by this Agreement, or is unavailable to provide such Services, for more than thirty (30) consecutive days.  In any such event PDI shall provide not less than thirty (30) days prior written notice to Consultant, specifying the nature of such breach; provided, however, that if Consultant cures such breach prior to the expiration of any such PDI termination notice, then such termination notice shall be revoked by PDI.

(d)
PDI may terminate this Agreement, upon not less than thirty (30) days prior written notice, in the event that Consultant has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing his duties under this Agreement and such disability is reasonably expected to continue for at least ninety (90) days.

(e)	This Agreement shall terminate automatically and without any notice upon the death of Consultant.

(f)
The obligations of Consultant contained in Sections 6 and 8 shall survive any termination of this Agreement.  The obligations of PDI to pay the monthly retainer to Consultant shall cease upon the earliest to occur of (i) the third anniversary of the date hereof, (ii) the effective date of any termination notice (unless subsequently revoked), or (iii) the death of Consultant.

6.	CONFIDENTIALITY

Consultant acknowledges and agrees that he will have access to Confidential Information of PDI in the course of the performance of the Services.  For the purposes of this Agreement, “Confidential Information” shall mean any information of PDI which gives PDI an advantage over its competitors who do not possess such information, and which was revealed to or learned by Consultant as a result of performing his obligations under this Agreement, including but not limited to, information which relates to products, services, pricing, methods, discoveries, improvements, documents, trade secrets, proprietary rights, business affairs, customer information or employee information.  Confidential Information shall not include any information that:

(a)           was known to Consultant prior to the date of this Agreement, without an obligation to keep it confidential;

(b)           was lawfully obtained by Consultant from a third party without any obligation of confidentiality;

    (c)           is, at the time of disclosure, in the public knowledge; or

(d)           becomes part of the public knowledge after disclosure by publication or otherwise except by breach of this Agreement.

Consultant shall keep all Confidential Information in confidence and shall not, at any time during or for a period of three (3) years from the termination of this Agreement, without PDI’s prior written consent, disclose or otherwise make available, directly or indirectly, any Confidential Information to anyone.  Consultant shall use the Confidential Information only in connection with the performance of the services hereunder and for no other purpose.  Consultant agrees to comply with his obligations under the federal securities laws with respect to any material, non-public information of PDI obtained by him during or as a result of his performance of the Services or otherwise.  In addition, Consultant agrees to comply with the stock trading window policy of PDI at all times during the term of this Agreement, and to refrain from buying or selling any PDI stock during any black-out periods as to which PDI notifies Consultant.  PDI shall notify Consultant of such black-out periods by email to his address at                  or such other address as Consultant shall subsequently specify to PDI in writing.

7.	PUBLIC DISCLOSURE

Consultant acknowledges and agrees that this Agreement and the compensation payable to him pursuant to this Agreement will be publicly disclosed by PDI pursuant to a Form 10-Q and/or PDI’s 2011 Proxy Statement.

8.	NON-COMPETITION; NON-SOLICITATION

During the term of this Agreement, Consultant will not be prohibited from consulting or otherwise performing services for other parties, provided that his performance of services for such other parties does not interfere with his obligations hereunder or violate the restrictive covenants set forth in this paragraph.  Consultant agrees that during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, he: (a) will not in any capacity, directly or indirectly, compete with PDI or assist any other person to engage in competition with PDI, and (b) will neither directly nor indirectly induce or attempt to induce any employee of PDI to terminate his or her employment, and/or induce or attempt to induce any client of PDI to alter, limit or terminate its relationship with PDI.

9.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to Services to be rendered by Consultant to PDI and the compensation to be provided to Consultant by PDI. The provisions of this Agreement may not be waived or modified except in a writing signed by each party, and any such waiver or modification shall be subject to the approvals of the Audit Committee of the Board of Directors and the full Board of Directors of PDI.

10.	GOVERNING LAW; JURISDICTION

This Agreement will be governed and construed under the laws of the State of New Jersey, without regard to its principles of conflicts of law.  The parties hereby irrevocably submit to the exclusive jurisdiction of all federal and state courts located in Morris County, New Jersey in connection with all matters related to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

PDI, Inc.                                                                                     John Patrick Dugan

_/s/ Nancy Lurker_______                                                  /s/ John Patrick Dugan
 By :         Nancy Lurker
Title :   CEO